Exhibit 5.4

HUNTON & WILLIAMS LLP 1111 BRICKELL AVENUE SUITE 2500 MIAMI, FLORIDA 33131-1802

TEL	305 • 810 • 2500
FAX	305 • 810 • 2460

October 26, 2009

VIA EMAIL AND FEDEX

Wendy’s/Arby’s Restaurants, LLC
1155 Perimeter Center West
Atlanta, Georgia 30338

Re:      Form S-4 Registration Statement

Ladies and Gentlemen:

     We have acted as special Florida counsel to Wendy’s of N.E. Florida, Inc., a Florida corporation (“Wendy’s Florida”), which is an indirect subsidiary of Wendy’s/Arby’s Restaurants, LLC (the “Company”), in connection with Wendy’s Florida’s guarantee (the “Wendy’s Florida Notes Guarantee”) of $565,000,000 of 10.00% Senior Notes Due 2016 (the “Exchange Notes”) to be issued by the Company pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission (the “SEC”) of even or approximately even date herewith. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings accorded such terms in that certain Purchase Agreement (the “Purchase Agreement”), dated June 18, 2009, between the Company, the Guarantors (as defined therein), and the Purchasers set forth therein.

     The Exchange Notes and the Wendy’s Florida Notes Guarantee are to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding Senior Notes Due 2016 (the “Old Notes”), and the guarantees thereof by the Guarantors, pursuant to the Registration Statement (the “Exchange Offer”). The Exchange Notes and the Wendy’s Florida Notes Guarantee are to be issued pursuant to the terms of an Indenture, dated June 23, 2009 (the “Indenture”), as supplemented by the Supplemental Indenture dated July 8, 2009, by and among the Company, the Guarantors and the Trustee (as defined therein), which is filed as Exhibit 4.1 and 4.2

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October 26, 2009

to the Registration Statement. The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

     In our capacity as counsel to Wendy’s Florida, we have examined the following documents:

     The loan documents identified as items A-1 through A-6 (individually and collectively, the “Opinion Documents”):

     A-1. The Registration Statement.

     A-2. The Indenture.

     A-3. The Purchase Agreement.

     A-4. The Registration Rights Agreement dated as of June 23, 2009 (the “Registration Rights Agreement”) by and among the Company, the Guarantors and the Purchasers, which is filed as Exhibit 4.3 to the Registration Statement.

     A-5. The Form of Exchange Note attached as Exhibit A to the Indenture.

     A-6 The Guarantee referenced in Section 2 of the Form of Exchange Note attached as Exhibit A to the Indenture.

     B. A copy of the Certificate of Corporate Resolutions, Corporate Status and Incumbency for Wendy’s Florida.

     C. A copy of the Certificate of Good Standing for Wendy’s Florida from the Secretary of State of Florida, dated as of October 23, 2009.

     D. A copy of the Articles of Incorporation for Wendy’s Florida.

     E. A copy of the Bylaws for Wendy’s Florida.

     F. Certificate of Wendy’s Florida as to Certain Factual Matters dated as of October 26, 2009 (the “Backup Certificate”).

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October 26, 2009

     Items B through F are collectively herein referred to as the “Organizational Documents”.

     We have not participated in the preparation of the Registration Statement. We have examined no other documents or instruments and are relying solely on the Opinion Documents and the Organizational Documents in rendering the opinions set forth in this letter, subject to the limitations, assumptions and qualifications set forth below.

     As to factual matters, we have relied upon, without independent investigation, and have assumed the correctness of, the representations, warranties and statements made in the Opinion Documents and upon the certificates and documents referenced above. Without limiting the generality of the foregoing, for purposes of our opinions below, we have not searched any electronic or other databases, nor have we conducted a lien search nor have we conducted a search of the dockets of any court or administrative or other regulatory agency.

     In rendering the opinions expressed in this letter, we have assumed, and do not express an opinion with respect to (a) the power of each party to the agreements and documents submitted to us (other than Wendy’s Florida) to execute, deliver and perform such agreements and documents, (b) the due authorization of the execution, delivery and performance of each agreement and document submitted to us by each party thereto (other than Wendy’s Florida), (c) the validity and binding nature of each agreement and document submitted to us on each party thereto (other than Wendy’s Florida), (d) the genuineness of all signatures not witnessed by us and the authority of all persons signing each of the agreements and documents examined by us on which a signature appears (other than the authority of the officers of Wendy’s Florida to execute and deliver the Opinion Documents), (e) the accuracy, completeness and authenticity of all documents submitted to us as originals, (f) the conformity to original documents of all documents submitted to us as certified or photostatic copies and that each such document has been duly executed and delivered by each party thereto pursuant to due authorization (other than the due execution and delivery by Wendy’s Florida), (g) the veracity of all documents, affidavits and certificates submitted to us, (h) the legal capacity of natural persons, and (i) the valid existence and good standing of all parties to the Opinion Documents (other than the valid existence and good standing of Wendy’s Florida).

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October 26, 2009

     In rendering the opinions expressed in this letter, we do not express an opinion with respect to the following and we have assumed that (i) there have been no further modifications to the documents described above, (ii) the execution and delivery of the Opinion Documents is free from any fraud, unconscionability, misrepresentation, mistake of fact, duress or criminal activity, (iii) there are no other documents or agreements among the Purchasers, the Company, Wendy’s Florida and/or the other Guarantors which would expand, modify or otherwise alter the respective obligations and rights of the parties to the Opinion Documents, (iv) in the event the Purchasers ever seek to enforce their rights under the Opinion Documents, such Purchasers will not themselves be in breach thereof nor will any applicable statute of limitations have expired, (v) the Purchasers shall act in a commercially reasonable manner and in compliance with all laws applicable to the such Purchasers, (vi) valid and adequate consideration has been received in connection with the transactions contemplated by the Opinion Documents, and (vii) the Exchange Securities will be offered and sold in a transaction registered with the SEC in accordance with the Securities Act. We have also assumed, without investigation, that all conditions precedent to closing the transactions contemplated by the Opinion Documents have been satisfied in all material respects.

     We express no opinion with respect to: (i) any federal or state securities laws or regulations; (ii) any federal, state, or local tax matters; or (iii) any racketeering or criminal or civil forfeiture, or with respect to any ordinance, regulation or other provision of law relating thereto made by any county, municipality or other local political subdivision or by any agency or instrumentality thereof.

     We note that each of the Opinion Documents (other than the Registration Statement) purport to be governed by New York law. Florida courts have upheld contractual choice of law provisions and applied and enforced the law of a foreign jurisdiction if the foreign jurisdiction has a normal and reasonable relation to the transaction. The factors a Florida court would consider in determining whether to enforce the choice of law provisions in the Opinion Documents are, among other things, whether the Purchasers have a place of business in New York, whether material decisions regarding the transactions contemplated by the Opinion Documents are made in New York, and whether the issuance and sale of securities contemplated by the Opinion Documents occurred in New York.

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October 26, 2009

     We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. However, while certain members of this firm are admitted to practice in other jurisdictions, in this opinion letter we do not express any opinion covering any law other than the laws of the State of Florida.

     Subject to the assumptions and qualifications set forth above and based upon our review of the listed documents, we are of the opinion that:

1.

Wendy’s Florida (i) is a corporation duly organized, validly existing and, based solely on a certificate on a certificate of good standing from the Secretary of State of Florida, is in good standing under the laws of Florida, and (ii) has the power and authority to execute, deliver and perform its obligations under the Indenture, the Purchase Agreement, the Registration Rights Agreement, the Form of Exchange Note and the Guarantee referenced in Section 2 of the Form of Exchange Note.

2.	Each of the Indenture, the Registration Rights Agreement and the Purchase Agreement has been duly authorized, executed and delivered by Wendy’s Florida.

3.

The Guarantee to be endorsed on the Exchange Notes by Wendy’s Florida has been duly authorized; and when (i) the Registration Statement has been declared effective by the SEC under the Securities Act, (ii) the Indenture has been duly qualified under the Trust Indenture Act, (iii) the pertinent provisions of such “blue-sky” as may be applicable have been complied with, (iv) the Exchange Notes have been executed by a duly authorized officer of the Company, (v) the Exchange Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Old Notes in accordance with the Registration Rights Agreement and the terms set forth in the prospectus that is included in the Registration Statement, and (vi) all of the Guarantors have executed their respective guarantees in connection with the Exchange Notes, the Exchange Notes will have been validly executed and delivered by Wendy’s Florida.

4.	The execution, delivery, issuance and sale of the Exchange Notes by the Company in compliance with the terms and provisions of the Registration

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Rights Agreement will not conflict with or violate any of the terms and provisions of the articles of incorporation or bylaws of Wendy's Florida.

5.

Wendy's Florida's execution of and delivery of the Indenture, the Purchase Agreement and the Registration Rights Agreement did not conflict with or violate, and Wendy’s Florida’s compliance with the terms of and performance its obligations under the Indenture, the Purchase Agreement and the Registration Rights Agreement does not conflict with or violate: (i) any of the terms and provisions of the articles of incorporation or bylaws of Wendy Florida; or (ii) any statutes or regulations of the State of Florida that customarily are applicable to business corporations generally or the types of transactions contemplated by the Indenture, Registration Rights Agreement and Purchase Agreement.

6.

No consent, approval, authorization, or order of or registration or filing with any governmental agents or body or authority was required for the execution and delivery by Wendy’s Florida of the Opinion Documents, and none is required for the performance by Wendy’s Florida of, its individual obligations described in the Opinion Documents, except such as may be required under: (i) federal or state securities laws, (ii) an order of the Commission declaring effective the Registration Statement, (iii), if required, the Shelf Registration Statement, or (iv) the Trust Indenture Act.

     The opinions set forth herein are limited to the matters stated in this letter and are for the use of the Company in connection with the referenced transaction. Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely upon this opinion for its opinion, dated as of the date hereof, which will be filed as Exhibit 5.1 to the Registration Statement. No opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter are based on the law as in effect on the date of this letter and are subject to any change in such law, including judicial and administrative interpretations, which may occur or be reported subsequent to the date of this letter and we assume no obligation to advise you of any such changes after the date of this letter.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the

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caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ HUNTON & WILLIAMS LLP